executive officers and directors of the Company shall also have agreed not to sell publicly their Common Stock under the circumstances and pursuant to the terms set forth in this Section 5.09.

     5.10. PARTICIPATION IN REGISTRATIONS. No holder of Registrable Shares may participate in any registration provided for hereunder unless such holder: (a) has complied in all material respects with all of the terms of this Agreement and (b) in the case of any underwritten registration which includes Common Stock to be sold by Matec: (i) agrees to sell such holders Registrable shares on the basis provided in any underwriting arrangements entered into by Matec provided the terms thereof are no less favorable to such holder than those accorded to Matec, and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and this Agreement.

     5.11. EXPENSES. In the case of a registration under Sections 5.01 or 5.02, Matec shall bear all costs and expenses of each such registration, including, but not limited to, printing, legal and accounting expenses, Commission filing fees and "blue sky" fees and expenses; PROVIDED, HOWEVER, that Matec shall have no obligation to pay or otherwise bear (i) any portion of the fees or disbursements of more than one counsel for the selling holders of Registrable Shares in connection with the registration of their Registrable Shares, or (ii) any portion of the underwriters' commissions or discounts attributable to the Registrable Shares being offered and sold by the holders of Registrable Shares.

                             ARTICLE VI

                          EVENTS OF DEFAULT


     6.01. EVENTS OF DEFAULT. If any of the following events ("Events of Default") shall and be continuing:

        (a) The Companies shall fail to pay any installment of principal of any of the Notes when due; or

        (b) The Companies shall fail to pay any interest or premium on any of the Notes when due and such failure shall continue for five (5) business days; or

        (c) The Companies shall default in the performance of any covenant contained in subsections 4.01(j) or (k) or shall default in the performance of any covenant contained in Section 4.02; or

        (d) Any representation or warranty made by any Company in this Agreement or the Security Agreements or by any Company (or any officers of any Company) in any certificate, instrument or written statement contemplated by or made or delivered pursuant to or in connection with this Agreement or the Security Agreements, shall prove to have been incorrect when made in any material respect; or

        (e) Any Company shall fail to perform or observe any other term, covenant or agreement contained in this Agreement, the Notes, the Warrants or the Security Agreements on its part to be performed or observed and any such failure remains unremedied for ten (10) business days after written notice thereof shall have been given to any Company by any registered holder of the Notes; or

        (f) Any Company or any Subsidiary shall fail to pay any Indebtedness for borrowed money (other than as evidenced by the Notes) owing by such Company or such Subsidiary (as the case may be), or any interest or premium thereon, when due (or, if permitted by the terms of the relevant document, within any applicable grace period), whether such Indebtedness shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise, or shall fail to perform any term, covenant or agreement on its part to be performed under any agreement or instrument (other than this Agreement or the Notes) evidencing or securing or relating to any Indebtedness owing by any Company or any Subsidiary, as the case may be, when required to be performed (or, if permitted by the terms of the relevant document, within any applicable grace period), if the effect of such failure to pay or perform is to accelerate, or to permit the holder or holders of such Indebtedness, or the trustee or trustees under any such agreement or instrument to accelerate, the maturity of such Indebtedness, unless such failure to pay or perform shall be waived by the holder or holders of such Indebtedness or such trustee or trustees; or

        (g) Any Company or any Subsidiary shall be involved in financial difficulties as evidenced (i) by its admitting in writing its inability to pay its debts generally as they become due; (ii) by its commencement of a voluntary case under Title 11 of the United States Code as from time to time in effect, or by its authorizing, by appropriate proceedings of its Board of Directors or other governing body, the commencement of such a voluntary case; (iii) by its filing an answer or other pleading admitting or failing to deny the material allegations of a petition filed against it commencing an involuntary case under said Title 11, or seeking, consenting to or acquiescing in the relief therein provided, or by its failing to controvert timely the material allegations of any such petition; (iv) by the entry of an order for relief in any involuntary case commenced under said Title 11; (v) by its seeking relief as a debtor under any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or by its consenting to or acquiescing in such relief; (vi) by the entry of an order by a court of competent jurisdiction (a) finding it to be bankrupt or insolvent, (b) ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors, or (c) assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of its property; or (vii) by its making an assignment for the benefit of, or entering into a composition with, its creditors, or appointing or consenting to the appointment of a receiver or other custodian for all or a substantial part of its property; or

        (h) Any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of any Company or any Subsidiary and such judgment, writ, or similar process shall not be released, vacated or fully bonded within
(60) days after its issue or levy;

then, and in any such event, the Purchaser or any other holder of the Notes may, by notice to any Company, declare the entire unpaid principal amount of the Notes, all interest accrued and unpaid thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such accrued interest and all such amounts shall become and be forthwith due and payable (unless there shall have occurred an Event of Default under subsection 6.01(g) in which case all such amounts shall automatically become due and payable), without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Company.

     6.02. ANNULMENT OF DEFAULTS. Section 6.01 is subject to the condition that, if at any time after the principal of any of the Notes shall have become due and payable, and before any judgment or decree for the payment of the moneys so due, or any portion thereof, shall have been entered, all arrears of interest upon all the Notes and all other sums payable under the Notes and under this Agreement (except the principal of the Notes which by such declaration shall have become payable) shall have been duly paid, and every other default and Event of Default shall have been made good or cured, then and in every such case the holders of seventy-five percent (75%) or more in principal amount of all Notes then outstanding may, by written instrument filed with any Company, rescind and annul such declaration and its consequences; but no such rescission or annulment shall extend to or affect any subsequent default or Event of Default or impair any right consequent thereon.

                               ARTICLE VII

                    DEFINITIONS AND ACCOUNTING TERMS


     7.01. CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     "Agreement" means this Secured Note and Warrant Purchase Agreement as from time to time amended and in effect between the parties.

     "Capital Resource Company Act" shall have the meaning assigned to that term in Section 1.11.

     "Code" shall have the meaning assigned to that term in Section
4.01(i).

     "Commission" means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

     "Companies" means and shall include Matec Corporation, Bergen Cable Technologies, Inc., Matec Applied Sciences, Inc., Matec Instruments, Inc. and Valpey-Fisher Corporation and their respective successors and assigns.

     "Common Stock" includes Matec's Common Stock, $.05 par value per share, as authorized on the date of this Agreement, and any other securities into which or for which any of such Common Stock may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

     "Consolidated" and "consolidating" when used with reference to any term defined herein mean that term as applied to the accounts of the Companies and their Subsidiaries consolidated in accordance with generally accepted accounting principles.

     "Consolidated Net Earnings Available for Interest Charges" means, for any period, Consolidated Net Income for such period plus (a) interest paid or accrued by the Companies and their Subsidiaries with respect to all Indebtedness for such period and (b) income and excess profit taxes for such period and all other taxes for such period which are imposed on or measured by income after deduction of interest charges.

     "Consolidated Net Income" means, for any period, the net income (or net deficit) of the Companies and their Subsidiaries for such period, after all expenses, taxes and other proper charges, determined in accordance with generally accepted accounting principles eliminating (i) all intercompany items, (ii) all earnings attributable to equity interests in Persons that are not Subsidiaries unless actually received by the Companies or their Subsidiaries, (iii) all income arising from the forgiveness, adjustment or negotiated settlement of any Indebtedness, and (iv) any increase or decrease of income arising from any change in the method of accounting for any item from that employed in the preparation of the financial statements attached hereto as
EXHIBIT 3.08.

     "Consolidated Net Worth" means, at any dates, the sum of (a) the par value of all of the stock of the Companies issued and outstanding,
(b) the amount of any additional paid-in-capital and (c)

                  (i) the positive retained earnings, if any, of the Companies and their Subsidiaries, or

                 (ii) less, the amount of any deficit in the retained earnings of the Companies and their Subsidiaries as the same appears on a consolidated balance sheet of the Companies and their Subsidiaries prepared in accordance with generally accepted accounting principles consistently applied as of such date, after eliminating all intercompany items and all amounts properly attributable to (1) any write-up in the book value of any asset resulting from a revaluation thereof after the date of this Agreement; (2) the amount of any intangible assets including patents, trademarks, unamortized debt discount and expense, goodwill, covenants and agreements and the excess of the purchase price paid for assets or stock acquired over the value assigned thereto on the books of such Company or of such Subsidiary which shall have acquired the same; (3) earnings attributable to any other Person unless actually received by the Companies or their Subsidiaries; and (4) changes in the method of accounting.

     "Current Liabilities" means all liabilities of any corporation which would, in accordance with generally accepted accounting principles consistently applied, be classified as current liabilities of a corporation conducting a business the same as or similar to that of such corporation, including, without limitation, all rental payments due under leases required to be capitalized in accordance with applicable Statements of Financial Accounting Standards and fixed prepayments of, and sinking fund payments with respect to, Indebtedness (including Indebtedness evidenced by the Notes), which payments are required to be made within one year from the date of determination.

     "Distribution" shall have the meaning assigned to that term in
Section 4.02(g).

     "ERISA" shall have the meaning assigned to that term in Section
3.10.

     "Events of Default" shall have the meaning assigned to that term in
Section 6.01.

     "Exchange Act" means the Securities Exchange Act of 1934 or any similar federal statute, and the rules and regulations of the Commission (or of any other Federal Agency then administering the Exchange Act) thereunder, all as the same shall be in effect at the time.

     "Form 10-K" means Matec's Form 10-K for the fiscal year ended December 31, 1994 as filed with the Commission pursuant to the Exchange Act.

     "Government Contract" shall have the meaning assigned to that term in Section 3.14.

     "Indebtedness" means all obligations, contingent and otherwise, which should, in accordance with generally accepted accounting principles consistently applied, be classified upon the obligor's balance sheet as liabilities, but in any event including, without limitation, liabilities secured by any mortgage on property owned or acquired subject to such mortgage, whether or not the liability secured thereby shall have been assumed, and also including, without limitation,
(i) all guaranties, endorsements and other contingent obligations, in respect of Indebtedness of others, whether or not the same are or should be so reflected in said balance sheet, except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business and (ii) the present value of any lease payments due under leases required to be capitalized in accordance with applicable Statements of Financial Accounting Standards, determined in accordance with applicable Statements of Financial Accounting Standards.

     "Interest Charges" means the interest expense of the Companies and their Subsidiaries on Indebtedness (including the current portion thereof).

     "Matec" means Matec Corporation, Delaware corporation, and its successors and assigns.

     "Notes" shall have the meaning assigned to that term in Section
1.01.

     "Person" means an individual, corporation, partnership, joint venture, trust, or unincorporated organization, or a government or any agency or political subdivision thereof.

     "Proxy Statement" means the Proxy Statement, filed by Matec with the Commission for use in connection with Matec's April 26, 1995 meeting of stockholders.

     "Purchaser" means and shall include not only the Massachusetts Capital Resource Company but also any other holder or holders of any of the Notes or Warrants.

     "Registrable Shares" means and shall include the shares of Common Stock issued and issuable upon exercise of the Warrants, excluding, however, any such shares of Common Stock which have been: (a) registered under the Securities Act pursuant to an effective registration statement filed thereunder and disposed of in accordance with the registration statement covering them or (b) publicly sold pursuant to Rule 144 under the Securities Act.

     "Securities Act" means the Securities Act of 1933 or any similar Federal statute, and the rules and regulations of the Commission (or of any other Federal agency then administering the Securities Act) thereunder, all as the same shall be in effect at the time.

     "Security Agreements" shall have the meaning assigned to that term in Section 2.02(a).

     "Subsidiary" or "Subsidiaries" means any corporation or trust of which any Company and/or any Subsidiaries (as herein defined) directly or indirectly owns at the time all of the outstanding shares of every class of such corporation or trust other than directors' qualifying shares.

     "Warrants" shall have the meaning assigned to that term in Section
1.02.

     7.02. ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in preparation of the financial statements attached hereto as EXHIBIT 3.08, and all financial data submitted pursuant to this Agreement and all financial tests to be calculated in accordance with this Agreement shall be prepared and calculated in accordance with such principles.

                             ARTICLE VIII


                            MISCELLANEOUS

     8.01. NO WAIVER; CUMULATIVE REMEDIES. No failure or delay on the part of the Purchaser, or any other holder of the Notes or Warrants in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     8.02. AMENDMENTS, WAIVERS AND CONSENTS. Any provision in this Agreement, the Notes or the Warrants to the contrary notwithstanding, changes in or additions to this Agreement may be made, and compliance with any covenant or provision herein or therein set forth may be omitted or waived, if the Companies (i) shall, in the case of the Notes, obtain consent thereto in writing from the holder or holders of at least seventy-five percent (75%) in principal amount of all Notes then outstanding, and (ii) shall, in the case of the Warrants, obtain the consent thereto in writing from the holder or holders of at least seventy-five percent (75%) of the Common Stock issued and issuable upon exercise of the Warrants; PROVIDED, HOWEVER, that if any such consent shall effect solely the provisions of the Notes or solely the provisions of the Warrants, then, in such event, the foregoing consent need only be obtained from the holders of the Notes or Warrants, as the case may be, and further provided that no such consent shall be effective to reduce or to postpone the date fixed for the payment of the principal (including any required redemption) or interest payable on any Note, without the consent of the holder thereof, or to reduce the percentage of the Notes and Warrants the consent of the holders of which is required under this Section. Any waiver or consent may be given subject to satisfaction of conditions stated therein and any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Written notice of any waiver or consent effected under this subsection shall promptly be delivered by the Companies to any holders who did not execute the same.

     8.03. ADDRESSES FOR NOTICES, ETC. All notices, requests, demands and other communications provided for hereunder shall be in writing (including telegraphic communication) and mailed or sent by facsimile or delivered to the applicable party at the addresses indicated below:

     If to the Companies:

           Matec Corporation
           Matec Applied Sciences, Inc.
           Matec Instruments, Inc.
           Valpey-Fisher Corporation
           75 South Street
           Hopkinton, Massachusetts 01748
           Attention: President

           Bergen Cable Technologies, Inc.
           Gregg Street
           Lodi, New Jersey 07644
           Attention: President

     If to the Purchaser:

           Payments should be mailed to:

           Massachusetts Capital Resource Company
           P. O. Box 3707
           Boston, Massachusetts  02241

     and all other deliveries and other communications made at or sent to:

           Massachusetts Capital Resource Company
           420 Boylston Street
           Boston, Massachusetts  02116
           Attention:  Richard W. Anderson, Senior Vice President

     If to any other holder of the Notes or Warrants: at such holder's address for notice as set forth in the register maintained by Matec, or, as to each of the foregoing, at such other address as shall be designated by such Person in a written notice to the other party complying as to delivery with the terms of this Section. All such notices, requests, demands and other communications shall, when mailed or sent by facsimile, respectively, be effective when deposited in the mails or sent by such facsimile, respectively, addressed as aforesaid.

     8.04. COSTS, EXPENSES and TAXES. The Companies, jointly and severally, agree to pay on demand all costs and expenses of the Purchaser in connection with the preparation, execution and delivery of this Agreement, the Notes, the Warrants, the Security Agreements and other instruments and documents to be delivered hereunder, including the reasonable fees and out-of-pocket expenses of Messrs. Testa, Hurwitz & Thibeault, special counsel for the Purchaser, with respect thereto, as well as the reasonable fees and out-of-pocket expenses of legal counsel, independent public accountants and other outside experts reasonably retained by the Purchaser in connection with the amendment or enforcement of this Agreement, the Notes, the Warrants, the Security Agreements and other instruments and documents to be delivered hereunder or thereunder. In addition, the Companies, jointly and severally, shall pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Agreement, the Notes, the Warrants, the Security Agreements and the other instruments and documents to be delivered hereunder or thereunder and agrees to save the Purchaser harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and filing fees.

     8.05. BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of each Company and the Purchaser and their respective successors and assigns, except that no Company shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Purchaser.

     8.06. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made in this Agreement, the Notes, the Warrants, the Security Agreements or any other instrument or document delivered in connection herewith or therewith, shall survive the execution and delivery hereof or thereof and the making of the loans.

     8.07. PRIOR AGREEMENTS. This Agreement constitutes the entire agreement between the parties and supersedes any prior understandings or agreements concerning the subject matter hereof.

     8.08. SEVERABILITY. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

     8.09. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts.

     8.10. HEADINGS. Article, Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

     8.11. SEALED INSTRUMENTS. This Agreement is executed as an instrument under seal.

     8.12. COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and each of the parties hereto may execute this Agreement by signing any such counterpart.

     8.13. FURTHER ASSURANCES. From and after the date of this Agreement, upon the request of the Purchaser, each Company and each Subsidiary shall execute and deliver such instruments, documents and other writings as may be necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement, the Notes, the Warrants and the Security Agreements.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                               MATEC CORPORATION
                               By /s/ Robert B. Gill
                                  Robert B. Gill, President

                               BERGEN CABLE TECHNOLOGIES, INC.
                               By /s/ Robert B. Gill
                                  Robert B. Gill, Chief Executive
                                  Officer

                               MATEC APPLIED SCIENCES, INC.
                               By /s/ Robert B. Gill
                                  Robert B. Gill, Chief Executive
                                  Officer

                               MATEC INSTRUMENTS, INC.
                               By /s/ Robert B. Gill
                                  Robert B. Gill, President

                               VALPEY-FISHER CORPORATION
                               By /s/ Robert B. Gill
                                  Robert B. Gill, President

                               MASSACHUSETTS CAPITAL RESOURCE COMPANY
                               By /s/ Richard W. Anderson
                                  Richard W. Anderson, Senior Vice
                                  President

The exhibits to the Secured Note and Warrant Purchase Agreement are not included herewith. Registrant hereby undertakes and agrees to furnish a copy of each such exhibit to the Securities and Exchange Commission upon request.